Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-02943 and 333-142750 on Form S-8 of UCI Medical Affiliates, Inc. of our report dated January 28, 2009, with respect to the consolidated financial statements of UCI Medical Affiliates, Inc. for the year ended September 30, 2008 and September 30, 2007 included in this Annual Report on Form 10-K for the year ended September 30, 2008.

/s/ ELLIOTT DAVIS, LLC

Columbia, South Carolina

January 28, 2009